Exhibit 5.1
May 9, 2016
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
I am Assistant General Counsel & Corporate Secretary at Johnson & Johnson, a New Jersey corporation (the “Company”) and a member of the Bar of the State of New York, and I am licensed in New Jersey to provide legal advice to the Company pursuant to a limited license granted in accordance with Rule 1:27-2 of the Supreme Court of the State of New Jersey. The Company has requested that I provide this opinion. I or other members of the Johnson & Johnson Law Department have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 40,000,000 shares of the Company's common stock, par value $1.00 per share (the “Shares”) to be issued under the (i) the Johnson & Johnson Retirement Savings Plan (the “Puerto Rico Savings Plan”), (ii) the Johnson & Johnson Savings Plan for Union Represented Employees (the “Union Savings Plan”) and (iii) the Johnson & Johnson Savings Plan (the “General Savings Plan”, together with the Puerto Rico Savings Plan and the Union Savings Plan, the “Savings Plans”).
I or other members of the Johnson & Johnson Law Department have examined the Savings Plans and the originals, or photo static or certified copies, of such records of the Company and certificates of public officials and such other documents as I have deemed relevant and necessary, including the Company's Restated Certificate of Incorporation and By-Laws, as the basis for the opinion set forth below. I have also made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.
Based upon the foregoing examination and investigation and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Savings Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
The opinions contained herein relate solely to the New Jersey Business Corporation Act, and I express no opinion concerning the laws of any other jurisdiction. I also express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Savings Plans of the rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Savings Plans relating to indemnification, exculpation or contribution.

I consent to the use of my name under the caption “Interests of Named Experts and Counsel” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Thomas J. Spellman III
Thomas J. Spellman III
Assistant General Counsel &
Corporate Secretary